Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and Full Year 2020 Financial Results

SAN FRANCISCO, February 25, 2021 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights
•Revenue of $78.8 million
◦33.3% increase compared to fourth quarter 2019
◦9.5% increase compared to third quarter 2020
•Gross margin was 74%
◦2.5% decline compared to fourth quarter 2019
◦0.7% decline compared to third quarter 2020
•Adjusted EBITDA (defined as EBITDA less stock compensation) was $6.5 million
◦$15.7 million increase compared to fourth quarter 2019
◦$8.3 million decline compared to third quarter 2020
•Cash and Short-Term Investments were $335 million at December 31, 2020, an $8 million increase from September 30, 2020

Full Year 2020 Financial Highlights
•Revenue of $265.2 million
◦23.6% increase compared to full year 2019
•Gross margin was 73.5%
◦2% decrease compared to full year 2019
•Adjusted EBITDA (defined as EBITDA less stock compensation) was $5.1 million
◦$34.4 million increase compared to full year 2019

Operational Highlights
•Zio XT received recommendation for adoption from the National Institute for Health and Care Excellence (NICE) in the U.K. following success in a new digital health tech pilot
•3-year mSToPS study results determined that active screening for atrial fibrillation (AF) was associated with a significant improvement in clinical outcomes and safety
•Publication of SCREEN-AF six-month clinical trial results in JAMA Cardiology highlighted that the use of Zio XT allowed physicians to diagnose arrhythmias more quickly and efficiently than traditional technologies, noting a tenfold increase in the detection of AF

“The iRhythm team finished the year strong, continuing to deliver on priorities of increased market penetration with our Zio platform, increased operating leverage through continued productivity and automation improvements, and expanding the addressable market into new indications and geographies. Once again, fourth quarter results were driven by further penetration of Zio XT in both existing and new accounts, continued ramp of Zio AT and continued utilization of our Home Enrollment service in telemedicine settings,” said Mike Coyle, CEO.

“Looking forward, we plan to make additional investments across our technology stack and expect continued strong volume growth in 2021. With less than 20% penetration in our core market, we expect to see continued strong growth from Zio XT in new and existing accounts and proportionately greater growth from Zio AT and from the U.K. Demand for our Zio service remains strong and our physician customers are expanding their utilization of the service, driving Zio as the new standard of care in ambulatory cardiac monitoring,” concluded Coyle.

Fourth Quarter Financial Results
Revenue for the three months ended December 31, 2020 increased 33.3% to $78.8 million, from $59.1 million during the same period in 2019. The increase was primarily driven by Zio XT volume and continued Zio AT expansion.

Gross profit for the fourth quarter of 2020 was $58.3 million, up from $45.2 million during the same period in 2019, while gross margins were 74.0%, down from 76.5% during the same period in 2019. The decrease in gross margin was due to costs related to Home Enrollment, higher shipping costs to mitigate USPS delays, and testing and overtime costs related to COVID.

Operating expenses for the fourth quarter of 2020 were $67.9 million, compared to $62.9 million for the same period in 2019 and $58.5 million in Q3 2020. The sequential increase in operating expenses was due to costs related to Verily milestones of $4 million, restoration of COVID compensation reductions of $1.5 million, restoration of bad debt expense to

Exhibit 99.1

normal levels resulting in an increase of $2 million and hiring and restoration of programs resulting in an increase of approximately $3 million, offset by reductions in stock compensation.

Net loss for the fourth quarter of 2020 was $9.7 million, or a loss of $0.33 per share, compared with net loss of $17.3 million, or a loss of $0.65 per share, for the same period in 2019.

Full Year 2020 Financial Results
Revenue for the year ended December 31, 2020 increased 23.6% to $265.2 million, from $214.6 million in 2019. The increase in revenue was primarily due to higher Zio XT volume and the continued Zio AT expansion.

Gross profit for the year was $194.9 million, up from $162.1 million in 2019, while gross margins were 73.5%, down from 75.5% in 2019.

Operating expenses inclusive of Verily development for the year were $238.6 million, an increase of 10% compared to 2019. The increase in operating expenses was driven primarily by increases in stock-based compensation, and headcount offset by reductions to travel expenses.

Net loss for 2020 was $43.8 million, or a loss of $1.58 per share, compared with net loss of $54.6 million, or a loss of $2.16 per share in 2019.

Cash, cash equivalents, short-term investments and long-term investments were $335.2 million as of December 31, 2020.

Guidance
Due to continuing uncertainties in reimbursement, the company is unable to provide revenue or margin guidance, and unable to provide full year OPEX guidance.

For the first quarter of 2021, the company expects volume growth of 5% over the fourth quarter of 2020 and operating expenses to range from $77 million to $79 million.

For the full year, stock-based compensation is expected to increase by $20 million roughly evenly throughout the year due to the CEO transition and retention of key executives during the transition.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event available on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Investor Relations Contact:	Media Contact:
Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$88,628	$20,462
Short-term investments	246,589	120,089
Accounts receivable, net	29,932	23,867
Inventory	5,313	4,037
Prepaid expenses and other current assets	7,363	4,337
Total current assets	377,825	172,792
Long-term investments	—	8,030
Property and equipment, net	34,247	26,464
Operating lease right-of-use assets	84,714	90,124
Goodwill	862	862
Other assets	14,091	7,940
Total assets	$511,739	$306,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,365	$8,243
Accrued liabilities	40,532	32,714
Deferred revenue	930	1,251
Debt, current portion	11,667	1,944
Operating lease liabilities, current portion	8,171	7,914
Total current liabilities	65,665	52,066
Debt, noncurrent portion	21,339	32,989
Other noncurrent liabilities	1,830	—
Operating lease liabilities, noncurrent portion	81,293	85,748
Total liabilities	170,127	170,803
Stockholders’ equity:
Preferred Stock	—	—
Common stock	27	25
Additional paid-in capital	646,258	395,695
Accumulated other comprehensive income	11	82
Accumulated deficit	(304,684)	(260,393)
Total stockholders’ equity	341,612	135,409
Total liabilities and stockholders’ equity	$511,739	$306,212

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue, net	$78,809	$59,104	$265,166	$214,552
Cost of revenue	20,498	13,915	70,277	52,485
Gross profit	58,311	45,189	194,889	162,067
Operating expenses:
Research and development	11,604	9,268	41,329	37,299
Selling, general and administrative	56,288	53,647	197,233	179,523
Total operating expenses	67,892	62,915	238,562	216,822
Loss from operations	(9,581)	(17,726)	(43,673)	(54,755)
Interest expense	(374)	(385)	(1,519)	(1,643)
Other income, net	280	829	1,591	1,895
Loss before income taxes	(9,675)	(17,282)	(43,601)	(54,503)
Income tax provision	(24)	18	229	65
Net loss	$(9,651)	$(17,300)	$(43,830)	$(54,568)
Net loss per common share, basic and diluted	$(0.33)	$(0.65)	$(1.58)	$(2.16)
Weighted-average shares, basic and diluted	28,934,713	26,593,636	27,754,404	25,265,918

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net loss	$(9,651)	$(43,830)
Income tax provision	(24)	229
Depreciation and Amortization	1,978	6,853
Interest expense	218	381
Stock-based compensation	13,998	41,515
Adjusted EBITDA	$6,519	$5,148